Exhibit 10.3

SHARED FACILITIES AND SERVICES AGREEMENT

between

TABERNA REALTY FINANCE TRUST

and

COHEN BROTHERS, LLC

Dated as of April 28, 2005

Section 5.13	Severability	9

Section 5.14	No Right of Setoff	9

Section 5.15	Specific Performance	9

Section 5.16	Construction	9

List of Schedules

Schedule A	Facilities and Services	A-1

SHARED FACILITIES AND SERVICES AGREEMENT

This SHARED FACILITIES AND SERVICES AGREEMENT (this “Agreement”), dated as of April 28, 2005, is entered into by and between COHEN BROTHERS, LLC, a Delaware limited liability company (“Cohen Bros.”), and TABERNA REALTY FINANCE TRUST, a Maryland real estate investment trust (“Taberna”).

WHEREAS, the parties have agreed to enter into this Agreement in order for Cohen Bros. to assist Taberna and its subsidiaries from and after the date hereof, by providing to Taberna and its subsidiaries certain facilities and services and support.

NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements contained in this Agreement, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Definitions. As used in this Agreement, the following terms shall have the following meanings:

“Agreement” shall have the meaning ascribed to such term in the preamble hereto.

“Change of Control” shall mean (i)(x) any consolidation or merger of Taberna with or into any other Person, or any other corporate reorganization, in which the shareholders of Taberna immediately prior to such consolidation, merger or reorganization own less than 50% of Taberna’s voting power or the voting power of the surviving entity or the ultimate parent of the surviving entity immediately after such consolidation, merger or reorganization, or (y) any transaction or series of related transactions not included in clause (x) to which Taberna is a party in which in excess of 50% of Taberna’s voting power is transferred to another Person or group for purposes of Section 13(d) under the Securities Exchange Act of 1934, as amended, or (ii) a sale, lease or other disposition of all or substantially all of the assets of Taberna to any other Person that is not a subsidiary or affiliate of Taberna.

“Facility” or “Facilities” shall mean each of the facilities described in Schedule A to be provided by or on behalf of Cohen Bros. to Taberna pursuant to the terms and conditions of this Agreement.

“Facility/Service Charge” shall have the meaning ascribed to such term in Section 4.1.

“Facility/Service Fee” shall have the meaning ascribed to such term in Section 4.1.

“Facility/Service Description” shall mean the description of each individual Facility or Service respectively provided in Schedule A.

“Governmental Entity” shall mean any court, administrative or regulatory agency, entity, authority or commission or other governmental agency, entity, authority, commission or instrumentality (whether local, municipal, state, federal, national, supra-national or otherwise).

“Person” shall mean any individual, corporation, association, partnership, limited liability company, joint venture, unincorporated organization, trust, trustee, executor, administrator or other legal representative, Governmental Entity, or other entity or organization.

“Service” or “Services” shall mean each of the services described in Schedule A to be provided by or on behalf of Cohen Bros. or Taberna pursuant to the terms and conditions of this Agreement.

“Term” shall have the meaning ascribed to such term in Section 3.1(a).

ARTICLE II

FACILITIES AND SERVICES

Section 2.1 Facilities and Services.

(a) Subject to the terms of this Agreement, including, but not limited to Section 3.1, Cohen Bros. shall provide, or shall cause a Cohen Bros. subsidiary to provide, to Taberna or a Taberna subsidiary the Facilities and Services during the Term.

(b) For each Facility or Service, the parties shall set forth on Schedule A, among other things, a summary of the Facility or Service to be provided and a description of the Facility or Service.

Section 2.2 Standard of Care. Cohen Bros. shall provide and shall cause its subsidiaries and affiliates to provide such Facilities and Services exercising the same degree of care, priority and diligence as it exercises in performing the same or similar services for itself and the Cohen Bros. subsidiaries.

Section 2.3 Modification of Services. Schedule A identifies the Facilities and Services to be provided by Cohen Bros. and, subject to the mutual agreement of the parties hereto acting reasonably, it may be amended from time to time, to add any additional Facilities and Services or to modify or delete Facilities or Services. During the Term, Facility or Service upgrades and improvements which Cohen Bros. provides to its own internal organizations shall be made available to Taberna to the extent that the parties mutually agree upon the fee for any such upgrade or improvement. The parties hereby agree that the fee for such upgrade or improvement shall be determined on a basis consistent with the determination of the Facility/Service Fee for the Facilities and Services as described on Schedule A hereto.

Section 2.4 Non-Exclusivity. Nothing in this Agreement shall preclude Taberna from obtaining, in whole or in part, facilities or services of any nature that may be obtainable from Cohen Bros., from its own employees or from providers other than Cohen Bros.

Section 2.5 Cooperation. Taberna shall, in a timely manner, take all such actions as may be reasonably necessary or desirable in order to enable or assist Cohen Bros. in the provision of the Facilities and Services, including providing necessary information and specific written authorizations and consents, and Cohen Bros. shall be relieved of its obligations hereunder to the extent that Taberna’s failure to take any such action renders performance by Cohen Bros. of such obligations unlawful or impracticable.

Section 2.6 Limitation On Facilities and Services. Cohen Bros. shall not be required to expand its facilities, incur new long-term capital expenses or employ additional personnel in order to provide the Facilities and Services to Taberna, unless mutually agreed in writing by the parties hereto. Subject to Sections 2.1 and 2.2, nothing contained in this Agreement shall prevent or restrict Cohen Bros. from expanding or relocating its office facilities or replacing existing employees, equipment or service providers in its sole discretion.

Section 2.7 Personnel and Subcontracting of Services. In providing the Facilities and Services, Cohen Bros. as it deems necessary or appropriate in its sole discretion, may (a) use the personnel of Cohen Bros. or its affiliates and (b) employ on a short or long-term basis the services of third parties to the extent such third party services are reasonably necessary for the efficient performance of any of such Services or provision of any Facilities. Taberna may retain at its own expense its own consultants and other professional advisers.

ARTICLE III

TERM AND TERMINATION

Section 3.1 Term.

(a) This Agreement shall become effective on the date hereof and shall remain in force for a one-year period, such period to be continuously renewable on each anniversary (the “Renewal Date”) for an additional one-year period upon the election of Taberna, by a majority vote of its independent trustees, (the “Term”), upon ninety (90) days prior written notice to Cohen Bros., unless terminated earlier pursuant to Section 3.2 below.

(b) Taberna shall not have any obligation to continue to use any of the Facilities or Services and may delete any Facility or Service from Schedule A that Cohen Bros. is providing to Taberna by giving Cohen Bros. ninety (90) days notice thereof. In the event any Facility or Service is terminated by Taberna, Schedule A shall be amended to reflect (i) the deletion of the Facility or Service and (ii) a reduction to the Facility/Service Fee corresponding to the portion of the fee relating to the deleted Facility or Service.

Section 3.2 Termination.

(a) Termination Without Cause. The obligation of Cohen Bros. to provide or cause to be provided a particular Facility or Service hereunder shall terminate on the earliest to occur of:

(i) the expiration of the Term; and

(ii) the date ninety (90) days after Cohen Bros. receives written notice that Taberna no longer desires that a Facility or Service be provided.

(b) Termination For Cause. If either party shall fail to adequately perform in any material respect any of its material obligations under this Agreement (other than a payment default) (the “Defaulting Party”), the other party entitled to the benefit of such performance (the “Non-Defaulting Party”) may give thirty (30) days’ written notice to the Defaulting Party specifying the nature of such failure or default and stating that the Non-Defaulting Party intends to terminate this Agreement, either in its entirety or partially as set forth in Section 3.2(c), if such failure or default is not cured within ninety (90) days of such written notice. If any failure or default so specified is not cured within such 90-day period, the Non-Defaulting Party may elect to immediately terminate this Agreement in whole or in part with respect to the Defaulting Party; provided, however, that if the failure or default relates to a dispute contested in good faith by the Defaulting Party, the Non-Defaulting Party may not terminate this Agreement pending the resolution of such dispute in accordance with Section 5.9. Such termination shall be effective upon giving a written notice of termination from the Non-Defaulting Party to the Defaulting Party and shall be without prejudice to any other remedy which may be available to the Non-Defaulting Party against the Defaulting Party.

(c) Partial Termination. Under circumstances specified in Section 3.2(b) entitling the Non-Defaulting Party to terminate this Agreement in its entirety, if the default relates to the provision of a Facility or Service, Taberna may in its sole discretion terminate this Agreement as to the provision of that

Facility or Service or all Facilities and Services by Cohen Bros. upon the same notice provisions as specified in Section 3.2(b), but continue this Agreement in all other respects.

(d) Termination Upon Change of Control. If Taberna experiences a Change of Control at any time after one year following the date hereof, Taberna may give one hundred eighty (180) days’ written notice to Cohen Bros. that it intends to terminate this Agreement in its entirety. Such termination shall be effective on the date that is one hundred eighty (180) days’ after Taberna gives such written notice of termination to Cohen Bros.

Section 3.3 Effect of Termination.

(a) Taberna specifically agrees and acknowledges that all obligations of Cohen Bros. to provide each Facility and Service for which Cohen Bros. is responsible hereunder shall immediately cease upon the termination of this Agreement. Upon the cessation of Cohen Bros.’s obligation to provide any Facilities or Services, Taberna shall immediately cease using, directly or indirectly, such Facility or Service (including any and all software of Cohen Bros. or third party software provided through Cohen Bros., telecommunications services or equipment, or computer systems or equipment).

(b) Upon termination of a Facility or Service with respect to which Cohen Bros. holds books, records or files, including current or archived copies of computer files, owned by Taberna and used by Cohen Bros. in connection with the provision of a Facility or Service to Taberna, Cohen Bros. will return all of such books, records or files as soon as reasonably practicable as well as comply with any reasonable request for cooperation made by Taberna for Cohen Bros. to assist it or a new contractor in accessing, understanding and utilizing such books, records or files; provided, however, that Cohen Bros. may make a copy, at its expense, of such books, records or files for archival purposes only.

(c) Without prejudice to the survival of the other agreements of the parties, the following obligations shall survive the termination of this Agreement: (a) the obligations of each party under Section 3.3(b) and Articles IV and V, and (b) Cohen Bros.’s right to receive the Facility/Service Charge for the Facilities and Services provided by it hereunder pursuant to Section 4.1 below incurred prior to the effective date of termination.

ARTICLE IV

COMPENSATION

Section 4.1 Facility/Service Charge. As consideration for the provision of the Facilities and Services, Taberna shall pay Cohen Bros. the fee for the Facilities and Services as set forth on Schedule A (the “Facility/Service Fee”), plus any additional charges as described below (such fee and any additional charges being collectively referred to in this Agreement as the “Facility/Service Charge”). In addition to the Facility/Service Fee, Cohen Bros. shall also be entitled to reimbursement from Taberna upon receipt of reasonable supporting documentation for all out-of-pocket expenses incurred in connection with Cohen Bros.’s provision of the Facilities and Services which are not included as part of the Facility/Service Fee. In the event the Facility or Service is terminated, the Facility/Service Charge will be prorated for the number of days the Facility or Service provided in the calendar month (based on a thirty day month) in which the Facility or Service is terminated.

Section 4.2 Invoicing and Payment.

(a) Invoices. On the first business day of each month during the Term, Cohen Bros, together with its affiliates and/or subsidiaries providing Facilities and Services, will submit one invoice to Taberna for all Facilities and Services to be provided to Taberna and Taberna’s subsidiaries by Cohen Bros. during such month (or, in the case of additional reimbursable expenses, for the immediately preceding month or the preceding month/s when such expenses were incurred). Each invoice shall include, (i) a summary list of the previously agreed upon Facilities and Services for which one-twelfth (1/12) of the Facility/Service Fee is due and payable (the “Fee Monthly Installment”) with respect to the preceding monthly period, (ii) together with documentation supporting each of the invoiced amounts, if any, that are not covered by the Facility/Service Fee. The total amount set forth on such summary list, namely the Fee Monthly Installment, and the additional invoiced amounts shall equal the invoice total, and shall be provided under separate cover apart from the invoice. All invoices shall be sent to the attention of Taberna at the address set forth in Section 5.3 or to such other address as Taberna shall have specified by notice in writing to Cohen Bros.

(b) Payment. Payment of all invoices in respect of each Facility or Service shall be made by check or electronic funds transmission in U.S. Dollars, without any offset or deduction of any nature whatsoever, within thirty (30) days of the invoice date. Invoices unpaid as of such date shall accrue interest at an annual rate of 12%. All payments shall be made to Cohen Bros. at the account designated by Cohen Bros. or its affiliate or subsidiary.

Section 4.3 Taxes. To the extent not included directly in the Facility/Service Charge, Taberna shall pay to Cohen Bros. the amount of any taxes or charges set forth in (a) through (c) of this Section 4.3 imposed now or in the future by any Governmental Entity including any increase in any such tax or charge imposed on Cohen Bros. during the Term of this Agreement.

(a) Any applicable sales, use, gross receipts, value added or similar tax that is imposed as a result of, or measured by, any Facility provided or Service rendered hereunder unless covered by an exemption certificate.

(b) Any applicable real or personal property taxes, including any special assessments, and any impositions imposed on Cohen Bros. in lieu of or in substitution for such taxes on any property used in connection with any Facility provided or Service rendered hereunder.

(c) Any other governmental taxes, duties and/or charges of any kind, excluding any income or franchise taxes imposed on Cohen Bros., which Cohen Bros. is required to pay with respect to any Facility provided or Service rendered hereunder.

Section 4.4 Disputed Amounts. In the event Taberna disputes the accuracy of any invoice, Taberna shall pay the undisputed portion of such invoice and the parties shall within five (5) business days meet and seek to resolve the disputed amount of the invoice. If Taberna fails to pay any undisputed amount owed under this Agreement, Taberna shall correct such failure promptly following notice of the failure, and shall pay Cohen Bros. interest on the amount paid late at an annual interest rate equal to 12% prorated for the number of days such overdue amounts are outstanding.

ARTICLE V

MISCELLANEOUS

Section 5.1 Representation and Warranty of Cohen Bros. Cohen Bros. has the requisite limited liability company power and authority to enter into this Agreement and to consummate the transactions contemplated by this Agreement. The execution and delivery of this Agreement by Cohen Bros. and the consummation by Cohen Bros. of the transactions contemplated hereby and thereby have been duly authorized by all necessary action on the part of Cohen Bros.

Section 5.2 Indemnification

(a) Indemnification by Cohen Bros. Cohen Bros. shall, to the full extent lawful, reimburse, indemnify and hold Taberna, its officers, trustees, shareholders and employees harmless for and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees and disbursements), in respect of or arising out of Cohen Bros.’ or any of its shareholders’, directors’, officers’, employees’, subcontractors’ or other third party’s bad faith, willful misconduct or gross negligence resulting in a material act, omission or other breach (beyond any applicable cure period) of Cohen Bros.’ obligations under this Agreement and not resulting from Cohen Bros. bad faith, willful misconduct, gross negligence or material breach (beyond any applicable cure period) of Cohen Bros.’ duties under this Agreement.

(b) Indemnification by Taberna. Taberna shall, to the full extent lawful, reimburse, indemnify and hold each of Cohen Bros., its shareholders, directors, officers and employees and each other Person, if any, controlling Cohen Bros. harmless for and from any and all expenses, losses, damages, liabilities, demands, charges and claims of any nature whatsoever (including reasonable attorneys’ fees and disbursements) in respect of or arising out of Cohen Bros.’ performance of the services for Taberna provided hereunder provided that such loss was not caused by Cohen Bros.’ or any of its directors’, officers’ or employees’ bad faith, willful misconduct, gross negligence or material breach (beyond any applicable cure period) of its duties under this Agreement.

Section 5.3 Notices.

All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given (i) by personal delivery to the appropriate address as set forth below (or at such other address for the party as shall have been previously specified in writing to the other party), (ii) by reliable overnight courier service (with confirmation) to the appropriate address as set forth below (or at such other address for the party as shall have been previously specified in writing to the other party), or (iii) by facsimile transmission (with confirmation) to the appropriate facsimile number set forth below (or at such other facsimile number for the party as shall have been previously specified in writing to the other party) with follow-up copy by reliable overnight courier service the next business day:

If to Cohen Bros., to:

Cohen Brothers, LLC

1818 Market Street, 28th Floor

Philadelphia, PA 19103

Telephone: (215) 861-7800

Facsimile: (215) 861-7868

If to Taberna, to:

Taberna Realty Finance Trust

1818 Market Street, 28th Floor

Philadelphia, PA 19103

Telephone: (215) 861-7800

Facsimile: (215) 861-7868

All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. (New York City time) and such day is a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding business day in the place of receipt.

Section 5.4 Amendments and Waivers. This Agreement may not be modified or amended except by an instrument or instruments in writing signed by an authorized officer of each party. Except as otherwise provided in this Agreement, any failure of any of the parties to comply with any obligation, covenant, agreement or condition herein may be waived by the party entitled to the benefits thereof only by a written instrument signed by an authorized officer of the party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 5.5 Headings. The table of contents and the article, section, paragraph and other headings contained in this Agreement are inserted for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

Section 5.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

Section 5.7 Entire Agreement. This Agreement and the Schedules hereto constitute the entire agreement between the parties hereto with respect to the subject matter hereof, and supersede and cancel all prior agreements, negotiations, correspondence, undertakings, understandings and communications of the parties, oral and written, with respect to the subject matter hereof.

Section 5.8 Governing Law. THIS AGREEMENT, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OR CHOICE OF LAWS.

Section 5.9 Resolution of Disputes. All disputes arising out of or relating to this Agreement or the breach, termination or validity thereof or the parties’ performance hereunder (“Dispute”) shall be resolved as provided by this Section 5.9.

(a) Negotiation of Disputes.

(i) Any party shall give the other party written notice of any Dispute. The parties shall attempt to resolve such Dispute promptly by negotiation between executive officers who have authority to settle the Dispute and who are at a higher level of management than the persons with direct responsibilities for administration of this Agreement.

(ii) Within 15 days after delivery of the notice, the party receiving the notice shall submit to the other a written response. The notice and the response shall include: (A) a statement of each party’s position and a summary of arguments supporting that position and (B) the name and title of the executive officer who will represent that party and of any other person who will accompany the executive officer during the negotiations. Within 30 days after delivery of the disputing party’s notice, the executive officers of both parties shall meet at a mutually acceptable time and place, and thereafter as often as they reasonably deem necessary, to attempt to resolve the Dispute.

(b) Arbitration.

(i) If the Dispute has not been resolved by executive officer negotiation within 45 days of the disputing party’s notice requesting negotiation, or if the parties fail to meet within 30 days from delivery of said notice, such Dispute shall on the demand of any party, be finally settled under the Rules of Arbitration of the Center for Public Resources (“CPR”) then in effect, except as modified herein or by mutual agreement of the parties.

(ii) The arbitration shall be held in New York, New York. The arbitration proceedings shall be conducted, and the award shall be rendered, in the English language.

(iii) There shall be three arbitrators selected pursuant to the CPR rules from the CPR national and regional panels. All arbitrators shall be neutral, disinterested, independent and impartial.

(iv) In rendering an award, the arbitral tribunal shall be required to follow the substantive law of the jurisdiction designated by the parties herein. This arbitration agreement and any award rendered thereunder shall be governed by the United Nations Convention on the Recognition and Enforcement of Foreign Arbitral Awards, 1958, and the Federal Arbitration Act, 9 USC (Section) 1 et seq. The arbitral tribunal shall not be empowered to award damages in excess of compensatory damages except in the case of fraud, and each party hereby irrevocably waives any right to recover punitive, exemplary or similar damages with respect to any dispute except in the case of fraud.

(v) The award shall be final and binding upon the parties and shall be the sole and exclusive remedy between the parties with regard to any claim or counterclaim submitted to the arbitral tribunal. Judgment upon any award may be entered in any court having jurisdiction thereof.

(vi) By agreeing to arbitration, the parties do not intend to deprive any court of its jurisdiction to issue a pre-arbitral injunction, pre-arbitral attachment or other order in aid of arbitration proceedings and the enforcement of any award. Without prejudice to such provisional remedies as may be available under the jurisdiction of a national court, the arbitral tribunal shall have full authority to grant provisional remedies or to order the parties to request that a court modify or vacate any temporary or preliminary relief issued by a such court, and to award damages for the failure of any party to respect the arbitral tribunal’s orders to that effect. The parties hereby unconditionally and irrevocably submit to the non-exclusive jurisdiction of the state or federal courts located in New York, New York for the purpose of any preliminary relief in aid of arbitration, or for enforcement of any award, and hereby waive any objection to such jurisdiction including without limitation objections by reason of lack of personal jurisdiction, improper venue, or inconvenient forum.

(c) Notwithstanding the foregoing, any Dispute regarding the following is not required to be negotiated or arbitrated prior to seeking relief from a court of competent jurisdiction: breach of any obligation of confidentiality, infringement, misappropriation or misuse of any intellectual property right. The parties acknowledge that their remedies at law for such a breach or threatened breach would be inadequate and, in recognition of this fact, upon such breach or threatened breach, either party, without posting any bond, and in addition to all other remedies which may be available, shall be entitled to immediately seek or obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction or any other equitable remedy which may then be available.

Section 5.10 Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 5.11 Assignment. This Agreement may not be assigned by either party without the written consent of the other party. No such assignment shall relieve either party of any of its rights and obligations hereunder.

Section 5.12 Binding Nature; Third-Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person or Persons any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

Section 5.13 Severability. This Agreement shall be deemed severable; the invalidity or unenforceability of any term or provision of this Agreement shall not affect the validity or enforceability of this Agreement or of any other term hereof, which shall remain in full force and effect, for so long as the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party. If it is ever held that any restriction hereunder is too broad to permit enforcement of such restriction to its fullest extent, each party agrees that such restriction may be enforced to the maximum extent permitted by law, and each party hereby consents and agrees that such scope may be judicially modified accordingly in any proceeding brought to enforce such restriction.

Section 5.14 No Right of Setoff. Neither party hereto nor any affiliate thereof may deduct from, set off, holdback or otherwise reduce in any manner whatsoever against any amounts such Persons may owe to the other party hereto or any of it affiliates any amounts owed by such other party or its affiliates to the first party or its affiliates.

Section 5.15 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any provision of this Agreement was not performed in accordance with the terms hereof and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or equity.

Section 5.16 Construction.

(a) For the purposes hereof, (i) words in the singular shall be held to include the plural and vice versa and words of one gender shall be held to include the other genders as the context requires, (ii) the words “hereof,” “herein,” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole (including the Schedules hereto and the Exhibits hereto) and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, and exhibits and schedules of this Agreement unless otherwise specified, (iii) the words “including” and words of similar import when used in this Agreement shall mean “including, without limitation,” unless otherwise specified, (iv) the word “or” shall not be exclusive and (v) Cohen Bros. and Taberna will be referred to herein individually as a “party” and collectively as “parties” (except where the context otherwise requires).

(b) The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

(c) Any reference to any federal, state, local or non-U.S. statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context otherwise requires.

IN WITNESS WHEREOF, the parties have caused this Shared Facilities and Services Agreement to be duly executed as of the day and year first above written.

COHEN BROTHERS, LLC

By:	/s/ Michael Shenkman
Name:	Michael Shenkman
Title:	Chief Financial Officer

TABERNA REALTY FINANCE TRUST

By:	/s/ Raphael Licht
Name:	Raphael Licht
Title:	Secretary

SCHEDULE A

Facilities & Services	Summary Description of Facility or Service

Office Space at: 1818 Market Street, 28th Floor Philadelphia, Pennsylvania 19103

Location Services

-        Fully furnished office space;

-        Access to file space, printers, copiers, kitchen and conference room facilities; and

-        Receptionist and secretarial services

RMBS/CMBS Services

-        Structuring and managing investments in RMBS and CMBS

Other Services

-        Accounting support and cash management services;

-        Other administrative services; and

-        Other transitional services as is necessary.

Facility/Service Fee

Amount:

The annual base amount for Cohen Bros.’ Location Services shall be $210,000 representing actual costs of providing such Location Services plus an administrative charge of 10%.

The annual fee for RMBS and CMBS Services will be 10 basis points on the amount of the investments, subject to a minimum fee of $250,000 per year and a maximum fee of $750,000 per year.

Other Services shall be provided on an as needed basis at a price not to exceed Cohen Bros.’ costs plus an amount equal to 10% of such costs.

Amendment: The Facility/Service Fee set forth above may be amended from time to time upon the deletion of any Facilities or Services pursuant to Section 3.1 of this Agreement.

A-1